FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 24, 2011	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC. REPORTS INCREASED NET SALES AND NET INCOME
FOR THE QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2010

NEW YORK, NEW YORK February 24, 2011 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported financial results for the Company's fourth quarter and twelve months ended December 31, 2010.

Net income for the fourth quarter ended December 31, 2010 was $3,563,000 or $.63 per diluted share compared to net income of $1,266,000 or $.22 per diluted share for the corresponding quarter in 2009.  For the year ended December 31, 2010, net income was $4,174,000 or $.74 per diluted share compared to $1,778,000 or $.31 per diluted share last year. Net sales for the quarter increased 26.2% to $45,032,000 and, for the year, increased 15.6% to $132,702,000, in both cases as compared to the corresponding periods in 2009.

Income before taxes for the quarter was $5,785,000 compared to $2,784,000 for 2009’s fourth quarter and for the year, was $6,086,000 compared to $3,633,000 last year.  Income before taxes for 2010 includes a pretax charge recorded during the first quarter of $1,492,000 associated with inventory disposal and other costs incurred by us in connection with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s belts and accessories.  Exclusive of that charge, income before taxes in 2010 more than doubled to $7,578,000 compared to $3,633,000 in 2009.

Commenting on the results for the quarter and year, Mr. Tulin said, "We had a very strong finish to 2010 as our net sales during the fourth quarter increased more than 26% and our net income for the quarter nearly tripled relative to 2009’s fourth quarter.  The quarter capped off a very good year for the Company as net income for the 12-month period increased to $4,174,000 against $1,778,000 in 2009, despite the $1,492,000 pretax charge related to Style 365 that we recorded during the first quarter.”

Mr. Tulin continued, “Our positive results in 2010 reflect our success in achieving market share growth in certain key brands and expanding our distribution to include additional retail venues. We were also able to control our inventory levels as overall inventory investment at year-end 2010 was more than $1,000,000 lower than at the same time last year despite a significant increase in net sales, particularly during the fall season. Our challenge in 2011 will be to maintain that momentum and take advantage of our core strengths to generate additional growth and continue to strengthen our balance sheet.”

Results for the Fourth Quarter ended December 31, 2010

Net income for the fourth quarter ended December 31, 2010 was $3,563,000 or $.63 per diluted share compared to $1,266,000 or $.22 per diluted share for the corresponding quarter in 2009. Income before taxes for the quarter was $5,785,000 compared to $2,784,000 for the same period in 2009.

Net sales during the quarter increased 26.2% to $45,032,000 compared to $35,686,000 for the corresponding period in 2009. The increase during the quarter was principally due to higher net sales of our men’s belt and personal leather goods merchandise, offset in part by an increase in in-store markdowns and other customer allowances. Men’s belt net sales increased 37.5% during the quarter mainly due to orders for certain branded merchandise received from wholesale club accounts as well as increased shipments of private label belts to existing department and chain store accounts. Net sales for our men’s personal leather goods also increased due to higher shipments for a number of our merchandise collections. The increase in customer allowances was primarily due to higher net sales.

Gross profit for the quarter ended December 31, 2010 increased $3,300,000 or 27.3% and, as a percentage of net sales, increased to 34.2% compared to 33.9%, in both cases as compared to the same period last year. The increase in gross profit during the quarter was due to higher net sales as well as reductions in certain inventory-related expenses, including merchandise markdowns associated with out of line inventory, offset partially by a reduction in our gross margin, mainly for belts, and increased product royalty expense.

 Selling and administrative expenses for the quarter ended December 31, 2010 increased $265,000 or 2.9% to $9,493,000 compared to $9,228,000 for last year’s fourth quarter.  As a percentage of net sales, selling and administrative expenses were 21.1% and 25.9% for the quarters ended December 31, 2010 and 2009 respectively.  The increase in selling and administrative expenses was mainly due to increases in sales-related compensation and warehouse and distribution costs, offset in part by reductions in selling expenses associated with women’s accessories and certain fringe benefit programs.

Net interest expense for the quarter was $134,000, an increase of $34,000 or 34.0% compared to last year. The increase was mainly due to higher average borrowings during the quarter due to working capital requirements associated with higher net sales during the fall 2010 season relative to the prior year.

Results for the Year Ended December 31, 2010

Net income for the year ended December 31, 2010 was $4,174,000 or $.74 per diluted share compared to net income of $1,778,000 or $.31 per diluted share last year.  Income before taxes was $6,086,000 and $3,633,000 for the years ended December 31, 2010 and December 31, 2009, respectively.   Exclusive of the Style 365 charge recorded during the first quarter, income before taxes for 2010 was $7,578,000.

Net sales for the twelve-month period increased 15.6% to $132,702,000 compared to $114,798,000 last year.  The increase was due to higher shipments of our men’s belts, personal leather goods and gift accessories, offset in part by increases in customer allowances for returns, in-store markdowns, and cooperative advertising.  Net sales of our belt merchandise increased 29.3% in 2010 due mainly to orders for certain branded goods from wholesale club accounts and increased net sales for a number of our private label collections. The increase in customer allowances was largely volume-related.

Net sales for both 2010 and 2009 include annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $782,000 for the year ended December 31, 2010, compared to an increase of $668,000 in 2009. The favorable adjustments in both years resulted from actual returns experience during the spring selling seasons being better than anticipated compared to the respective reserves established at the end of the previous fiscal years.

Gross profit for the twelve months ended December 31, 2010 increased $4,623,000 or 12.7% as compared to 2009.  Gross profit expressed as a percentage of net sales declined to 30.9% in 2010 compared to 31.7% last year.  The increase in gross profit dollars was due to higher net sales while the decrease as a percentage of net sales was primarily due to the charge associated with the termination of our relationship with Style 365 recorded during the first quarter as well as an increase in merchandise cost offset in part by lower inventory control costs. Exclusive of the Style 365 charge, gross profit increased $6,115,000 or 16.8% and gross profit as a percentage of net sales was 32.1%.

As described above, we record an adjustment each year during our second quarter to reconcile actual customer returns received during the spring season with the reserve established at the end of the preceding year. Those adjustments resulted in an increase in gross profit of $547,000 and $440,000 for fiscal 2010 and 2009, respectively.

Selling and administrative expenses for the twelve-month period ended December 31, 2010 increased $2,157,000 or 6.7% compared to the previous year. Selling and administrative expenses expressed as a percentage of net sales were 26.0% and 28.2%, for 2010 and 2009, respectively.  The increase in dollar terms was primarily attributable to increases in variable sales-driven costs including sales compensation and related benefits, advertising in support of our various license agreements, warehouse and distribution costs, professional fees and customer-related service and support costs.

Net interest expense for the twelve-month period ended December 31, 2010 increased by $13,000 or 3.2% compared to the prior year.  The increase was due to slightly higher average borrowing costs.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men's jewelry and men’s and women’s belts and personal leather accessories.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, "Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2010 AND 2009
(Dollars in thousands except share and per share data)
---------------------------------

	2010	2009

Net sales	$ 45,032	$ 35,687

Cost of goods sold	29,620	23,575

Gross profit	15,412	12,112

Selling and administrative expenses	9,493	9,228

Income from operations	5,919	2,884

Interest expense	134	100

Income before income taxes	5,785	2,784

Income tax provision	2,222	1,518

Net income	$ 3,563	$ 1,266

Share and per share information:
Basic net income per weighted average common share outstanding	$ .63	$ .22
Basic weighted average common shares outstanding	5,637,936	5,666,300
Diluted net income per weighted average common share outstanding	$ .63	$ .22
Diluted weighted average common shares outstanding	5,637,936	5,667,005

SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009
(Dollars in thousands except share and per share data)
---------------------------------

	2010	2009

Net sales	$ 132,702	$ 114,798

Cost of goods sold	90,161	78,372

Costs associated with termination of Style 365 agreement	1,492	-

Cost of goods sold	91,653	78,372

Gross profit	41,049	36,426

Selling and administrative expenses	34,541	32,384

Income from operations	6,508	4,042

Interest expense	422	409

Income before income taxes	6,086	3,633

Income tax provision	1,912	1,855

Net income	$ 4,174	$ 1,778

Share and per share information:
Basic net income per weighted average common share outstanding	$ .74	$ .31
Basic weighted average common shares outstanding	5,664,236	5,670,438
Diluted net income per weighted average common share outstanding	$ .74	$ .31
Diluted weighted average common shares outstanding	5,664,236	5,670,756

SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	(Unaudited) December 31, 2010		December 31, 2009
ASSETS
Current:
Cash and cash equivalents		$ 3,235		$ 571
Accounts receivable, less allowances
of $7,798 and $6,137 respectively		20,214		16,324
Inventories, net:
Work in process	773		872
Finished goods	21,848		22,872
		22,621		23,744
Deferred taxes, current		2,713		2,132
Prepaid and other current assets		1,150		1,293

Total current assets		49,933		44,064

Property, plant and equipment, net of accumulated depreciation		1,132		888
Deferred taxes, noncurrent		2,118		2,252
Other assets		2,905		3,479

Total assets		$ 56,088		$ 50,683

LIABILITIES
Current:
Note payable to bank		$ 5,287		$ -
Current portion of long-term obligations		711		497
Accounts payable		4,151		9,456
Accrued employee compensation		1,748		2,016
Other current liabilities		3,916		2,698

Total current liabilities		15,813		14,667

Long-term obligations		6,584		6,432

Total liabilities		22,397		21,099

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized – 300,000 shares and 1,000,000 shares, respectively		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued – 6,429,095 and 6,418,789 shares, respectively		642		642
Capital in excess of par value		2,605		2,322
Retained earnings		33,430		29,256
Accumulated other comprehensive (loss), net of tax		(696)		(493)
Treasury stock, at cost, 800,350 and 752,489 shares, respectively		(2,290)		(2,143)

Total stockholders' equity		33,691		29,584

Total liabilities and stockholders' equity		$ 56,088		$ 50,683